Exhibit 99.1

10868 189th Street Council Bluffs, IA 51503 712-366-0392 Phone 712-366-0394 Fax

February 14, 2022

Dear Fellow SIRE Investors:

The Board of Directors of Southwest Iowa Renewable Energy, LLC has approved a $1,250 per unit distribution, totaling $11,218,750, for members of record as of February 10, 2022.  Your check is enclosed with this letter.

While COVID-19 continues to create uncertainty, we are pleased with the ability of SIRE to perform well in fiscal 2021 and continue that strong performance into the first quarter of fiscal 2022.  In addition to this distribution, our earnings have allowed us to reduce debt while continuing to make improvements to the company.

We look forward to providing additional information in our upcoming newsletter from management. Meanwhile, please contact the office at 712.366.0392 if you have any questions.

Thank you for your support.

Sincerely,

Karol King
Chairman of the Board